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                                                                  Exhibit (a)(5)

Deutsche Banc Alex. Brown

                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
   (Including the Associated Rights to Purchase Shares of Series A Preferred
                                    Stock)

                                      of

                              ACUSON CORPORATION

                                      at

                           $23 Net Per Share in Cash

                                      by

                            SIGMA ACQUISITION CORP.
                         a wholly owned subsidiary of

                              SIEMENS CORPORATION
                    an indirect wholly owned subsidiary of

                          SIEMENS AKTIENGESELLSCHAFT

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, NOVEMBER 2, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                October 5, 2000

To Brokers, Dealers, Commercial Bank,
 Trust Companies and Other Nominees:

  We have been appointed by Sigma Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly owned subsidiary of Siemens Corporation, a Delaware corporation ("Parent"), which is an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany, to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding Shares of common stock, par value $0.0001 per share (the "Common Stock"), of Acuson Corporation, a Delaware corporation (the "Company"), together with the associated rights to purchase shares of Series A Preferred Stock (the "Rights") issued pursuant to the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of November 5, 1998, between the Company and Fleet National Bank (f/k/a BankBoston, N.A.), as amended (the Common Stock and the Rights together being referred to herein as the "Shares"), at $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 5, 2000, and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  The Offer is being made in accordance with an Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 26, 2000, by and among Parent, Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by Purchaser, and further provides that Purchaser will merge with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Parent, and the separate corporate existence of Purchaser will cease.

  The Board of Directors of the Company, at a meeting held on September 26, 2000, by unanimous vote determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's stockholders, approved the Merger and the other transactions contemplated by the Merger Agreement and approved the Merger Agreement. The Board of Directors unanimously recommends that the Company's stockholders accept the Offer, tender their Shares in response to the Offer and, if required under Delaware law or the Company's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.
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  The Offer is conditioned upon, among other things, (i) a number of Shares being validly tendered and not withdrawn on the applicable Expiration Date (as defined in the Offer to Purchase) for the Offer that, together with any Shares owned by Parent or any of its affiliates (including Purchaser), represents at least a majority of the total number of (a) all outstanding Shares plus (b) all Shares issuable upon exercise of options and other similar rights that by their terms are or will become exercisable before December 31, 2000 (or, under certain circumstances described in the Offer to Purchase, March 31, 2001) and
(ii) the receipt of approvals required by or the expiration or termination of the applicable waiting period under United States and German antitrust and competition laws. The Offer is also subject to the satisfaction or waiver of certain other conditions. See Sections 1 and 13 the Offer to Purchase.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase dated October 5, 2000;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for the Shares and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date or the expiration of any Subsequent Offering Period (as defined in the Offer to Purchase);

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to stockholders of the Company from Samuel H. Maslak, Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated October 5, 2000, which has been filed by the Company with the Securities and Exchange Commission which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer;

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to the Depositary.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for any Shares which are validly tendered prior to the Expiration Date, or any Subsequent Offering Period, and not theretofore properly withdrawn, when permitted, when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Purchaser does not currently intend to make a Subsequent Offering Period available following the Expiration Date pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended, although it reserves the right to do so in its sole discretion. Payment for any Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

  Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of the Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.


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  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 2, 2000 UNLESS THE OFFER IS EXTENDED.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of the Shares, and any other required documents, should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered or tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

  If holders of the Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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